Exhibit 23.1



Consent of Independent Registered Public Accounting Firm



North American Insurance Leaders, Inc.
New York, New York

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement (Amendment No. 5) of our report dated December 29, 2005 relating to the financial statements of North American Insurance Leaders, Inc. which is contained in that Prospectus. Our report contains an explanatory paragraph regarding uncertainties as to the ability of the Company to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.





/s/ BDO Seidman, LLP

BDO Seidman, LLP
New York, New York

February 27, 2006